CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement to Form S-8, of our audit report dated April 11, 2025, with respect to the consolidated balance sheets of AiBotics, Inc. as of December 31, 2024 and 2023, and the related consolidated statements of operations, mezzanine equity and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525
Spokane, Washington

January 27, 2026